Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Kansas City Southern:
We consent to the incorporation by reference in the registration statements (Nos. 002-85200, 002-81228, 002-66477, 002-70370, 002-62526, 033-50517, 033-50519, 033-64511, 033-59388, 033-54168, 033-08880, 333-91993, 333-73122, 333-58250, 333-51854, 333-91478 and 333-126207) on Form S-8 and (No. 333-130112) on Form S-3 of Kansas City Southern of our report dated February 15, 2008, with respect to the consolidated balance sheets of Kansas City Southern as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Kansas City Southern.
Our report dated February 15, 2008 on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in note 7 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/  KPMG LLP
Kansas City, Missouri
February 15, 2008